UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 25, 2014
Date of Report (date of earliest event reported)

LEGEND OIL AND GAS LTD.
 (Exact name of registrant as specified in its charter)

Colorado	000-49752	84-1570556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

1218 3rd Avenue, Suite 505
Seattle, WA 98101
 (Address of principal executive offices)

Registrant’s telephone number, including area code: 206-910-2687

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 25, 2014, Legend Energy Canada Ltd., (“Legend Canada”) a wholly-owned subsidiary of Legend Oil and Gas, Ltd. (the “Company”) received a Notice of Intention to Enforce Security (the “Legend Canada Notice”) from National Bank of Canada (“NBC”). Under the Legend Canada Notice, NBC states that it intends to enforce its rights against Legend Canada under the $6,000,000 Acknowledgement of Debt Revolving Demand Credit Agreement, dated August 15, 2011; the General Assignment of Book Debts, dated October 19, 2011; the $25,000,000 Fixed and Floating Charge Demand Debenture; the Pledge Agreement dated October 19, 2011; and the Negative Pledge and Undertaking dated October 19, 2011 (collectively the “Legend Canada Security”).

On April 28, 2014 the Company receive a Notice of Intention to Enforce Security (the “Company Notice”) from NBC. Under the Company Notice, NBC states that it intends to enforce its rights against the Company under the Letter of Guarantee, dated May 11, 2012; the General Security Agreement dated May 11, 2012; the Securities Pledge Agreement; the Subordination Agreement dated July 10, 2013; and the Set-off and Security Agreement dated July 10, 2013 (collectively the “Company Security”).

NBC claims that Legend Canada and the Company are in default under the Legend Canada Security and the Company Security agreements. NBC has demanded payment in full of all amounts owing under the Legend Canada Security Agreements and the Company Security Agreements. NBC claims  that the total amount due is $1,656,857.37 plus accruing interest, costs, expenses and fees including, without limitation, attorney’s fees.

NBC does not have the right to enforce its rights under the Legend Canada Security or the Company Security agreements until 10 days after the date the Notices were sent which was April 25, 2014.

The Company is in negotiations with NBC in an attempt to resolve these issues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2014	LEGEND OIL AND GAS LTD
	By:	/s/Marshall Diamond-Goldberg
Marshall Diamond-Goldberg President